Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY ANNOUNCES PRICING

OF CONVERTIBLE SENIOR NOTES

Richmond, Virginia, May 23, 2003—Massey Energy Company (NYSE:MEE) announced today the pricing of its private offering of convertible senior notes due May 15, 2023, which was increased from the previously announced $100 million to $110 million principal amount. The Company granted the initial purchasers of the notes a 30-day option to purchase up to an additional $22 million principal amount of the notes. The notes will bear an interest rate of 4.75% per annum, payable semi-annually. The Company intends to use the proceeds of the proposed offering to permanently repay indebtedness under its revolving credit facilities.

The notes will be offered only to qualified institutional buyers and non-U.S. persons, pursuant to Rule 144A and Regulation S, respectively, of the Securities Act of 1933, at a price of $1,000 per note. The notes are unsecured and unsubordinated obligations of the Company which are convertible into shares of the Company’s common stock initially at a conversion rate of 51.573 shares of common stock per $1,000 principal amount of notes (equal to an initial conversion price of $19.39 per share). Holders of the notes may convert their notes into shares of the Company’s common stock: (i) if the Company’s common stock maintains a certain per share price over a certain period, (ii) upon the Company’s call for redemption, (iii) upon the occurrence of certain specified corporate transactions and (iv) upon the occurrence of certain events relating to a decline in the rating of the notes. The notes will be guaranteed by the Company’s wholly owned subsidiary, A.T. Massey Coal Company, Inc.

In addition to the holders’ right to convert the notes into shares of common stock of the Company, the holders may require the Company to purchase all or a portion of their notes on May 15, 2009, May 15, 2013 and May 15, 2018. Notes purchased on May 15, 2009 will be paid for in cash. Notes purchased on May 15, 2013 or May 15, 2018 may be paid for, at the option of the Company, in cash or the Company’s common stock, or a combination thereof.

In addition, upon the occurrence of certain events prior to May 15, 2009, the holders of the notes may require the Company to purchase all or a portion of their notes for cash. On or after May 20, 2009, the Company may redeem for cash all or a portion of the notes.

In connection with this private offering, the securities have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenues.

FORWARD-LOOKING STATEMENTS: The foregoing release contains forward-looking statements. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. No assurance can be given that the proposed offering can be completed on acceptable terms. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in press releases as well as Massey’s public periodic filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 9, 2003. Such filings are available either publicly or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please contact: Investor Relations, Katharine W. Kenny, (804) 788-1824, of Massey or e-mail the Company at www.masseyenergyco.com.

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